Exhibit 10.13(b)

Amendment to VNU, ACNielsen Corporation and VNU USA, Inc.

Deferred Compensation Plans

WHEREAS, VNU (the “Company”) wishes to amend the VNU Deferred Compensation Plan, the ACNielsen Corporation Deferred Compensation Plan and the VNU USA, Inc. Deferred Compensation Plan (collectively, the “Deferral Plans”) to provide participants under the Deferral Plans with an opportunity to make certain deferral election changes under the Deferral Plans, subject to such terms and conditions as the Company may establish, to the extent permitted under the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the transitional relief rules, proposed regulations and other guidance promulgated by the Treasury Department thereunder (such section, along with any such rules, regulations and guidance, collectively, “Section 409A of the Code”);

WHEREAS, the Company’s Administrative Committee has been duly authorized to amend the Deferral Plans as contemplated hereby; and

WHEREAS, amounts previously deferred under the Deferral Plans may be or may become subject (in whole or in part) to the provisions of Section 409A of the Code.

NOW THEREFORE, each of the Deferral Plans are hereby amended to provide for the following:

(i) The Company shall be permitted to provide to all participants (whether currently or formerly employed by the Company or any of its affiliates, as applicable, and collectively, the “Participants”) under the Deferral Plans an opportunity to make certain deferral election changes under the Deferral Plans with respect to the timing of payments of amounts previously deferred thereunder, subject to such terms and conditions as the Company may establish, and subject to and in accordance with Section 409A of the Code, to the extent applicable; and

(ii) Without limiting the forgoing, the Company shall permit all Participants under the Deferral Plans to make an election, on or prior to December 31, 2006, to accelerate the timing of all payments that would otherwise be made under the Deferral Plans on or after January 1, 2007, such that those payments will instead be paid out in a lump sum during the first calendar quarter of 2007; provided, however, in the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments under the Deferral Plans may not be made at the time contemplated by the terms of the Deferral Plans (as amended by this Amendment) or the deferral elections thereunder, as the case may be, without causing the Participant receiving such payment to be subject to taxation under Section 409A of the Code, the Company will instead make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. In addition, other provisions of the Deferral Plans notwithstanding, the Company shall have no right to accelerate any payment under the Deferral Plans if such payment would, as a result, be subject to the tax imposed by Section 409A of the Code.

In connection with the foregoing, the Company shall implement the provisions of this Amendment and otherwise operate and administer the Deferral Plans in a manner that gives effect to this Amendment and in a manner that the Company believes, based upon a good faith interpretation of Section 409A of the Code, will avoid the imposition of an additional tax under Section 409A of the Code upon any participant under the Deferral Plans.

Each of the Deferral Plans, as amended by this Amendment, shall continue in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, this Amendment to the Deferral Plans has been adopted effective as of May 10, 2006.

Members of the VNU Administrative Committee

/s/ David Berger
David Berger

/s/ Peter Gersky
Peter Gersky

/s/ Thomas Kucinski
Tom Kucinski